Exhibit 10.3

Summary of the 2013 Alphatec Holdings, Inc. Bonus Plan

2013 Bonus Plan for United States Employees and Leslie Cross (Chairman and CEO), Michael O’Neill (CFO), W. Patrick Ryan (COO and President, International), Thomas McLeer (SVP, U.S. Commercial Operations) and Ebun Garner (General Counsel and SVP)

In the United States, the target cash bonus is a formula expressed as percentages of each employee’s 2013 base salary, subject to the achievement of corporate performance criteria. The corporate performance criteria were predicated on the achievement of: (i) certain revenue and income targets, and (ii) certain annual free cash flow (defined as EBITDA plus or minus change in working capital (inventory, receivables, payables) minus capital expenditures) targets. Each set of targets were established by the Company’s Nominating, Governance and Compensation Committee (the “Committee”) in accordance with the 2013 operating plan that was approved by the Company’s Board of Directors. For Mr. Cross and the other employees in the United States (excluding the executive officers listed above) of 100% of the bonus is based upon the Company’s performance compared to the revenue and income targets. For the remainder of the executive officers listed above, 83.33% of their bonus is based upon Company’s performance compared to the revenue and income targets, and 16.67% of their bonus is based upon the Company’s performance compared to the free cash flow targets. For each of the first three quarters of 2013, up to 12.5% of an employee’s bonus amount is payable if the revenue and income targets for such quarter are achieved. The remainder of the target bonus amount (up to 62.5% of the total target bonus amount) is payable upon the achievement of annual targets. With respect to payments for annual targets the amount actually paid can be above or below the target amount based on the Company’s performance. The Committee approved all financial performance criteria for the awarding of such cash bonuses.

With respect to all of the bonuses described above, The Company must achieve a threshold of financial performance that was established by the Committee before any of the bonuses set forth above would become payable, however the Committee has the authority to issue bonuses if such criteria had not been achieved if circumstances warranted the payment of such bonus. The quarterly bonuses described above are subject to repayment by the executive officers in the event that a quarterly bonus is paid and the Company does not achieve a threshold of annual financial performance that was established by the Committee.

2013 Bonus Plan for Mitsuo Asai (President, Alphatec Pacific, Inc.)

Mr. Asai’s target cash bonus is a formula expressed as a percentage of Mr. Asai’s 2013 base salary, subject to the achievement of corporate performance criteria of the Company’s affiliate, Alphatec Pacific, Inc. The corporate performance criteria was predicated on the achievement of certain revenue and pre-tax profitability goals for Alphatec Pacific. With respect to payments for annual targets the amount actually paid can be above or below the target amount based on the Company’s performance. The Committee approved all financial performance criteria for the awarding of this cash bonus.

With respect to the bonus described above, Alphatec Pacific must achieve a threshold of financial performance that was established by the Committee before any bonus set forth above would become payable, however the Committee had the authority to issue bonuses if such criteria had not been achieved if circumstances warranted the payment of such bonus.

Under the 2013 Bonus Plan, the range of bonus opportunity as a percentage of 2013 base salary for each of our executive officers is as follows:

Name	2012 Base Salary		2012 Target Bonus Percentage
Les Cross, Chairman and CEO	$525,000		80%
W. Patrick Ryan, COO and President, International	$350,000		60%
Michael O’Neill, CFO	$325,000		60%
Thomas McLeer, SVP, U.S. Commercial Operations	$325,000		60%
Ebun Garner, General Counsel and SVP	$280,000		60%
Mitsuo Asai, President, Alphatec Pacific	$361,055	(1)	25%

(1)	For the purposes of this table, Mr. Asai’s 2013 base salary was converted from Japanese Yen to U.S. Dollars using the exchange rate as of December 31, 2012.

2013 Bonus Plan for Global Sales Employees

With respect to global employees whose primary responsibility is sales, the target cash bonus for fiscal year 2013 was determined based upon the Company’s achievement of certain sales targets in the geographic region for which the employee has responsibility. Each employee’s supervisor approved all financial criteria for the awarding of such cash bonus. In the event that an employee’s sales target exceeds certain target levels, such employee is entitled to receive a cash bonus that is higher than the targeted percentage of such employee’s base salary.

With respect to all of the bonuses described above, the employee must achieve a threshold of sales in the employee’s geographic region before any of the bonuses set forth above would become payable.